EXHIBIT 99.1

Updated Notice

To Directors and Executive Officers of

The Chubb Corporation

Regarding Blackout Period and Regulation BTR Trading Restrictions

January 13, 2016

On December 22, 2015, The Chubb Corporation (“Chubb”) received a notice required by Section 101(i)(2)(E) of the Employment Retirement Income Security Act of 1974, as amended, regarding an anticipated blackout period for the Chubb Stock Fund and the Chubb ESOP Fund under the Capital Accumulation Plan of The Chubb Corporation (“CCAP”). The blackout period will be implemented in connection with the closing of Chubb’s previously announced merger (the “Merger”) with ACE Limited (“ACE”) in accordance with the Agreement and Plan of Merger, dated as of June 30, 2015, by and among ACE, William Investment Holdings Corporation, an indirect wholly owned subsidiary of ACE, and Chubb (the “Merger Agreement”).

The blackout period will be necessary to ensure that all transactions relating to Chubb common stock in the Chubb Stock Fund and the Chubb ESOP Fund under the CCAP are fully completed before the Effective Time (as defined in the Merger Agreement) of the Merger and the administrator of the CCAP can process the exchange of Chubb common stock for the merger consideration consisting of ACE common shares and cash. As a result of the receipt of the final required regulatory approvals necessary to complete the Merger, ACE and Chubb have determined that the closing of the Merger will occur on January 14, 2016. Consequently, as of 4:00 p.m. Eastern Time on January 12, 2016, a blackout period has gone into effect, wherein CCAP participants will be unable to direct or diversify investments in the Chubb Stock Fund and the Chubb ESOP Fund. The blackout period is expected to end no later than January 22, 2016.

During the blackout period, directors and executive officers of Chubb will be subject to trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR as promulgated by the Securities and Exchange Commission. Subject to limited exceptions, these restrictions generally prohibit, during the blackout period, the direct or indirect purchase, sale or other acquisition or transfer of any of Chubb’s equity securities that you acquired in connection with your service or employment as a director or executive officer of Chubb. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

Regulation BTR imposes penalties, including criminal penalties, and a requirement to disgorge all profits, on trades that occur during a Regulation BTR blackout period.

Although certain transactions are exempt from this trading prohibition, those exemptions are limited. Given the applicable rules and the short time period involved, it is recommended that you avoid any change in your beneficial ownership of Chubb (or, after the closing, ACE) equity and derivative securities during the blackout period.

During the blackout period and for a period of two years after the end date thereof, you may obtain, without charge, information regarding the blackout period, including the actual beginning and end dates of the blackout period, by calling the Chubb CCAP Service Center at 800-939-2227. In addition, for any questions you may have about the blackout period, you may also contact Maureen A. Brundage, Chubb’s Executive Vice President, General Counsel and Corporate Secretary, at 908-903-3500 or in writing at 15 Mountain View Road, Warren, New Jersey 07509.